Exhibit 99.1

Press Release

For Immediate Release

BKF Capital Comments on Release of Results of Qualstar Special Meeting

Overwhelming Majority of Disinterested Shareholders Support BKF

Boca Raton, Florida, June 28, 2012 – BKF Capital Group, Inc. (OTCQB – “BKFG”), commented today on the release of the definitive results of the Special Meeting of Shareholders of Qualstar Corporation (NASDAQ — “QBAK”) called by BKF to remove and replace the current Qualstar directors. Although BKF did not receive the majority of votes outstanding necessary to effect the removal, a clear majority (52.3%) of the votes cast at the Special Meeting were in support of the BKF platform. Moreover, fully two-thirds of the votes cast by disinterested shareholders—shareholders other than management and outgoing chairman and CEO William Gervais and BKF—were in favor of the BKF proposals to remove and replace the Board.

Speaking about the results, Steven N. Bronson, BKF’s chairman and chief executive officer said: “While we are disappointed that we were unable to remove and replace the Qualstar Board at this time, we are gratified that a majority of the shares represented at the Special Meeting—and the overwhelming majority of disinterested shareholders—voted with BKF. If this were a contest to elect directors at an annual meeting, based on these results, the BKF nominees would have prevailed.”

Mr. Bronson continued: “We believe that shareholders clearly understood our message. We never advocated a break-up of the Company. What we and the other shareholders demand is a return to profitability by rationalizing the tape library business and focusing on the power supply business; a dividend and distribution program that returns excess cash to shareholders; and management compensation aligned with shareholder interests.”

BKF continues to explore its legal options following the Company’s failure to recognize BKF’s motion to adjourn the Special Meeting. In making the motion, BKF cited problems with street name voting that came to its attention shortly before the meeting. Based on the meeting results, BKF believes a majority of the shares present at the Special Meeting would have been cast in favor of adjournment had the motion been allowed.

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contacts:

BKF Capital Group, Inc.

Greg Heller 561-362-4199 x 330

gheller@bkfcapital.com